UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 2005

PUBLIC COMPANY MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50098	88-0493734
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5770 El Camino Road, Las Vegas, Nevada 89118

(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (702) 222-9076

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

On June 14, 2005, Public Company Management Corporation (the "Registrant") announced via press release that they have signed a strategic alliance agreement with WILink, plc (LSE: WLK), a leading provider of global investor relations and online communication services. The alliance will provide clients of WILink's PrecisionIR investor communication suite with access to PUBC's vast library of white papers on crucial topics for public and aspiring public companies, as well as PUBC's corporate governance and compliance services for public companies. PUBC will have access to a number of PrecisionIR's services for investor communication and analysis of investor response.

PrecisionIR has more than 3,700 corporate clients in 14 countries and maintains a global investor network, which creates visibility for companies in leading financial media. The PrecisionIR suite of investor communication services for public companies includes VRoadshow, Vcall webcasting, the Annual Reports Service, IR Web site hosting, integrated target databases, contact management and e-mail communication tools. PUBC specializes in educating owners of private companies about the benefits of the public markets with tools such as white papers and its newsletter, SME Capital Markets News. PUBC also aids private companies in the process of becoming public companies and provides consulting services to help small public companies maintain compliance.

Both companies said they expect to have the additions of their respective services available through cross-marketing relationships, available on the othe's Web sites, by mid-July.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description

99	Press Release

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Public Company Management Corporation

June 17, 2005

/s/ Stephen Brock

Stephen Brock

Chief Executive Officer